                                                                      EXHIBIT 12

                             FLEMING COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                           FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                                     1997         1998          1999          2000          2001
                                  ----------   ----------    ----------    ----------    ----------
                                                      (IN THOUSANDS OF DOLLARS)
Earnings:
  Pretax income                   $   82,685   $ (598,202)   $  (62,581)   $ (200,889)   $   62,799
  Fixed charges, net                 197,923      195,956       193,263       198,413       184,166
                                  ----------   ----------    ----------    ----------    ----------

Total earnings                    $  280,608   $ (402,246)   $  130,682    $   (2,476)   $  246,965

Fixed charges:
  Interest expense                $  162,506   $  161,581    $  165,180    $  174,569    $  165,534
  Portion of rental charges
    deemed to be interest             35,050       33,948        27,626        23,331        18,134

  Capitalized interest and debt
    issuance cost amortization         1,186          604         1,117         2,051         7,950
                                  ----------   ----------    ----------    ----------    ----------


Total fixed charges               $  198,742   $  196,133    $  193,923    $  199,951    $  191,618

Deficiency                                     $  598,379    $   63,241    $  202,427

Ratio of earnings to
  fixed charges                         1.41        (2.05)         0.67         (0.01)         1.29


"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.

RESULTS EXCLUDING STRATEGIC PLAN ADJUSTMENTS AND ONE-TIME ITEMS ARE AS FOLLOWS:

                                            FISCAL YEAR ENDED
                                      THE LAST SATURDAY IN DECEMBER

                                        1999       2000       2001
                                      --------   --------   --------
                                        (IN THOUSANDS OF DOLLARS)
Total adjusted earnings               $261,757   $306,279   $341,071
Total fixed charges                   $193,923   $199,951   $191,618

Adjusted ratio of earnings
  to fixed charges                        1.35       1.53       1.78